Exhibit 5.1

Opinion of Bird & Bird LLP

The Directors

RhythmOne plc

6th Floor, 65 Gresham Street

London

EC2V 7NQ

7 February 2018

Dear Sirs,

RhythmOne plc

1.	INTRODUCTION

1.1	We act as English legal advisers to RhythmOne plc, a public limited company organised under the laws of England and Wales (“RhythmOne” or the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the US Securities Act of 1933, as amended (the “Securities Act”).

1.2	The Registration Statement is being made in relation to the ordinary shares with a nominal value of £0.10 each in the capital of the Company (the “Shares”) which may be issued upon the exercise of options (“Options”) or the vesting of restricted stock units (“RSUs”) issued pursuant to: (i) the RhythmOne Equity Incentive Rollover Plan (formerly the YuMe, Inc. 2013 Equity Incentive Plan (the “2013 Plan”)); (ii) the Rhythm One 2007 US Share Option Plan (the “2007 Plan”)); and (iii) the RhythmOne 2017 International Equity Incentive Plan (the “2017 Plan” ), (together the “Plans”).

1.3	We write to provide the legal opinion the Company has requested on the matters set out below.

1.4	This opinion is given on the basis of the domestic laws of England at the date hereof. We have made no investigation of the laws of any jurisdiction outside England as a basis for this opinion and do not express or imply any opinion thereon. No opinion is expressed as to European Community law save to the extent that such has been embodied into generally applicable English law. We have assumed that there is nothing in the laws of any other jurisdiction which affects this opinion. In relation to the allotment and issue of the Shares pursuant to the Plans, we have considered and opine only in relation to enforcement thereof by an English court. This opinion speaks as of its date and we do not undertake any obligation to take account of any change in law or circumstances after the date of this opinion.

2.	DOCUMENTS WHICH WE HAVE EXAMINED AND ENQUIRIES WHICH WE HAVE MADE

2.1	In connection with this opinion, we have examined and relied on each of the following (which we assume contains all relevant information which is material for the purposes of this opinion):

2.1.1	the Registration Statement;

2.1.2	the Plans;

2.1.3	a copy of the articles of association of the Company adopted by the Company on 17 September 2010 as amended by a resolution of the shareholders of the Company (the “Shareholders”) at a general meeting of the Shareholders held on 25 September 2017 (the “Articles of Association”);

2.1.4	a copy of the minutes of a meeting of the board of directors of the Company (the “Board”), held on 1 February 2018 to approve the grant of RSU’s pursuant to the 2013 Plan (the “Board Minutes”); and

2.1.5	an agreement and plan of merger and reorganization among the Company, YuMe, Redwood Merger Sub I and Redwood Merger Sub II, dated 4 September 2017 (the Merger Agreement”),

together, the “Documents”.

2.2	For the purposes of giving this opinion, we have made the following enquiries:

2.2.1	on 7 February 2018 we carried out an online search of the Companies House Direct service operated by the Registrar of Companies in England and Wales (the “Registrar of Companies”) in respect of the Company (the “Company Register Search”); and

2.2.2	on 7 February 2018 we made a telephone search of the Company of the Central Registry of Winding–Up Petitions maintained by the Companies Court (the “Central Registry”) (the “Central Registry Search”),

together, the “Searches”.

2.3	The Searches did not reveal the existence of any order or resolution to wind up the Company or the appointment of any receiver or administrator in respect of the Company.

2.4	The Documents are the only documents we have examined or reviewed for the purposes of this letter and we have not examined any other agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company.

2.5	We have in addition considered such questions of English law as we have deemed necessary for the purpose of rendering the opinions set out herein. We have not taken steps to verify independently any of the assumptions on which this opinion is made.

2.6	We have not undertaken, for the purposes of this opinion, any independent investigation or further search to determine the existence or absence of any facts or circumstances which contradict the opinions set out below, or require amendment to such opinions. Moreover, except for the Searches, we have not carried out any other searches nor searched any computerised or electronic databases or the dockets of any court, regulatory body or governmental agency or other filing office in any jurisdiction.

3.	ASSUMPTIONS

3.1	In our examination of the Documents, and in giving the opinions expressed below, we have assumed that:

3.1.1	Authenticity: any meeting of the directors (or any committee thereof), minutes of which we have reviewed, was duly convened and constituted, that the directors present at the meeting were duly appointed directors of the Company holding office at the date of the relevant meetings; that the Board has not fixed a quorum for board or committee meetings of greater than two; and that the resolutions passed thereat have not been revoked, replaced or amended;

3.1.2	Effective documents: each document submitted to us as a copy document is genuine and complete and conforms in every respect to the original thereof, all signatures thereon are genuine and all Documents which we have reviewed are and remain up to date and effective;

3.1.3	Nominal Value: the Company will comply with all applicable laws to allot and issue the Shares as described in the Registration Statement and the Company will receive such consideration as is necessary to pay fully the nominal value of the Shares and any applicable share premium;

3.1.4	Solvency: the Company was solvent and was not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (as amended) (the “Insolvency Act”) at the time it adopted the Plans, that it will not be unable to pay its debts within the meaning of that section and will not be insolvent as a consequence of the Options being exercised and/or RSU’s vesting, that it has not passed and will not on or prior to the allotment and issue of the Shares as described in the Registration Statement pass any voluntary winding-up resolutions, that no petition has been presented or will be presented on or prior to the allotment date to or order made by any competent court for the winding-up of or for the making of any administration order in relation to it and that no voluntary arrangements have been proposed or will be proposed on or prior to the allotment and issue of the Shares as described in the Registration Statement in relation to it and that there is no likelihood of the Company ceasing to be solvent on both a cash flow and a balance sheet basis (within the meaning ascribed to these terms in sub-sections 123(1)(e) and 123(2) of the Insolvency Act respectively) for the foreseeable future. For this purpose, the Company is to be regarded as fully solvent if after taking into account its contingent and prospective liabilities and its liabilities under the Merger Agreement, it is the case that: (i) it is able to pay its debts as they fall due; and (ii) the value of its assets exceeds by an adequate margin the amount of its liabilities (including, but not limited to, the expenses of winding-up the relevant company). If this assumption is incorrect, the documents may be set aside under general company law principles including those relating to directors’ duties or, should the Company go into liquidation or an administration order be made against it, under section 238 (transaction at an undervalue), section 239 (preferences) and section 245 (avoidance of certain floating charges) of the Insolvency Act. Section 423 (transactions defrauding creditors) of the Insolvency Act also provides that the transaction may be set aside in circumstances set out in such section;

3.1.5	Administration etc: prior to the allotment and issue of the Shares as described in the Registration Statement, no step has been taken or will be taken to wind–up, strike-off or dissolve the Company or to place the Company into administration and no receiver has been or will be appointed over or in respect of the assets of the Company, nor has any analogous procedure or step been taken or will be taken in any jurisdiction, which (in either case) has or have not been revealed by the Searches;

3.1.6	Overseas insolvency: prior to the allotment and issue of the Shares as described in the Registration Statement no foreign insolvency proceeding has been recognised or will be recognised in the United Kingdom under the Cross Border Insolvency Regulations 2006 (and it is not possible to conduct a central search in the United Kingdom in relation to any such proceedings) that would entitle actions in respect of any assets of the Company the subject of those foreign proceedings to be taken in Great Britain;

3.1.7	Filings: the public files, documentation and/or information available from the Registrar of Companies and the Central Registry are complete, accurate and up to date as at the date of this Opinion;

3.1.8	Directors: the resolutions in the Board Minutes were properly passed, the directors of the Company, in passing those resolutions , acted in good faith and having regard to their common law and statutory duties (including the matters referred to in section 172(1) of the Companies Act 2006 (the “Act”)) and duly concluded that the transactions contemplated by the resolutions would promote the success of the Company for the benefit of its members as a whole and each director of the Company has disclosed any interest which he may have in the Plans in accordance with the provisions of the Act and the Articles of Association and none of the directors of the Company has any interest in the issue of Shares pursuant to the Plans except to the extent permitted by the Articles of Association and none of the directors voted on the resolutions in the Board Minutes to the extent prohibited by the Act or the Articles of Association;

3.1.9	No breach: the Company will not, by issuing the Shares and adopting the Plans be in breach of any of its obligations under any agreement, licence, authorisation, consent or similar document;

3.1.10	Misconduct etc: the Company (and the individuals employed by or acting on behalf of the Company) are not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render the issuing of the Shares and adopting the Plans or any associated activity illegal, void or voidable;

3.1.11	Pre–emptive rights: the directors as at the time of allotment and issue of the Shares as described in the Registration Statement will be duly authorised pursuant to the Articles of Association, the Act and any relevant authority given by the Shareholders in a general meeting to allot and issue the Shares on a non-pre-emptive basis;

3.1.12	Conditions: any conditionality on the authority to allot and issue the Shares will be satisfied;

3.1.13	Plans: the Plans have all been set up correctly and the 2013 Plan has been validly adopted by the Company in accordance with the Merger Agreement;

4.	OPINION

4.1	Based on the Documents and subject to the assumptions contained in paragraph 3, the qualifications contained in paragraph 5 and the limitations contained in paragraph 6 and to any matters not disclosed to us, it is our opinion that all outstanding restricted stock unit awards under the 2013 Plan have been converted into equivalent RSU’s validly granted over the Shares in accordance with section 2.3(b)i of the Merger Agreement. If any Shares are issued pursuant to the Plans, the Shares will be duly and validly issued, credited as fully paid and not subject to any call for the payment of further capital when the Board has taken all necessary corporate actions to authorise and approve the issue of the Shares which shall be issued and delivered against receipt of payment in full in cash thereof in accordance with English law and valid entries will be made in the books and registers of the Company.

5.	QUALIFICATIONS

This opinion is subject to the qualifications contained in this section.

5.1	Searches: The records of the Registrar of Companies and the Central Registry may not be complete or up to date. Those records may not necessarily record whether or not a resolution of the Company has been passed in respect of the appointment of administrators. In particular, the Central Registry may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry are not capable of revealing whether or not a winding–up petition or a petition for the making of an administration order has been presented, and notice of a winding–up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.

5.2	Company search: A search at Companies House may not reveal whether the Shares or any of them are subject to a charge, encumbrance or other security interest because particulars of such security interests may not be filed at Companies House immediately, there may be a delay in the relevant registration appearing on the file of the Company concerned, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in Great Britain.

5.3	Creditors: This opinion is subject to any limitations arising from (a) bankruptcy, insolvency and liquidation, (b) reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

6.	LIMITATIONS

The opinion is subject to, and limited by, the following:

6.1	where any obligations of any person are to be performed or observed in jurisdictions outside England and Wales, or by a person subject to the laws of a jurisdiction outside England and Wales, they may not be enforceable in England and Wales if and to the extent that such performance or observance would be unlawful, unenforceable or contrary to public policy or contrary to the exchange control regulations under the laws of any such jurisdiction;

6.2	we express no opinion as to any matter of tax (including stamp duty and stamp duty reserve tax);

6.3	under English law, powers conferred by any person as an attorney may not be exercisable in the event of any intervening liquidation, receivership or administration proceedings/process;

6.4	direct and indirect dealings in relation to the Company’s financial instruments together with the direct and indirect beneficial ownership thereof involving the government of any country which is currently the subject of United Nations sanctions, any person or body resident in, incorporated in or constituted under the laws of any such country or exercising public functions in any such country or any person or body controlled by any of the foregoing or by any person acting on behalf of any of the foregoing may be subject to restrictions pursuant to such sanctions as implemented in English law; and

6.5	no opinion is expressed on matters of fact.

7.	CONSENT

We hereby consent to the filing of this opinion as Exhibit 5.1 (“Opinion of Bird & Bird LLP”) to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

8.	GENERAL

8.1	We render no opinion as to the accuracy or completeness of any warranties, undertakings, statements or representations given by the Company under the any of the Documents.

8.2	We render no opinion as to the validity or enforceability of any agreements or instruments, notwithstanding the reference in this opinion to any such agreement or instrument.

8.3	This opinion is furnished by us as legal advisers for the Company solely to the Company at the Company’s request in connection with the issue of the Shares pursuant to the Plans and may not be used, quoted from, referred to, filed with anyone or relied upon for any other purpose. We shall have no obligation to revise or reissue this opinion with respect to any change in law or any event, fact, circumstance or transaction which occurs after the date hereof.

8.4	Our opinion set out herein does not take account of any other contract, instrument or agreement to which the Company is a party or by which Company is bound.

8.5	This opinion (which is limited to the matters stated herein and is not to be read as extending by implication to any other matters not specifically referred to herein) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales and is given on condition that any claim made in respect thereof or arising from the opinion may only be brought in the English courts and that the Company will not bring any such proceedings in any other court and may only be relied upon on the basis that it shall only be subject to proceedings in the English courts.

8.6	This opinion is given on the basis that Bird & Bird LLP alone, and none of Bird & Bird LLP’s affiliates or associated businesses as described on its website and none of the members, partners, directors, employees or consultants of Bird & Bird LLP or any of those affiliates or associated businesses, is hereby incurring potential liability to the Company or anyone else in relation to the matters set out in this opinion.

Yours faithfully,

/s/ Bird & Bird LLP

Bird & Bird LLP